Exhibit 3.1


                                    CORRECTED
                           CERTIFICATE OF AMENDMENT OF
                               BIO-RESPONSE, INC.


     BIO-RESPONSE, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,


     DOES HEREBY CERTIFY:


     1. The name of the corporation is BIO-RESPONSE, Inc.


     2. A Certificate of Amendment (the "Certificate of Amendment") was filed with the Secretary of State of the State of Delaware on March 31, 1999 under the previous name of the corporation, BIO-RESPONSE, INC., which contains an inaccurate record of the corporate action taken therein, and said Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.


     3. The Certificate of Amendment incorrectly states that the amendments set forth therein were approved by the stockholders of the corporation, when in fact the amendment to for the "round lot holder", (any one holding 100 shares or more), which kept them from being reduced below that status, had not been so approved by the stockholders and the reverse stock split referenced therein had been approved by the stockholders at a 30.5885 to 1 ratio rather than at a 32 to 1 ratio with only rounding for fractional shares.


     4. The Certificate of Amendment is therefore amended to read in its corrected form as follows:


                                AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION OF
                               BIO-RESPONSE, INC.


               BIO-RESPONSE,   Inc.   (the   "Corporation"),   pursuant  to  the
          requirements of the General Corporation Law of the State of Delaware, as amended ("GCLD"), hereby certifies:


               1. The amendment to the Certificate of Incorporation set forth herein was duly adopted in accordance with Section 242 of the GCLD by resolution of the Corporation's Board of Directors, submitted to the Corporation's stockholders for their approval, and approved by a majority vote of the Corporation's stockholders at a meeting called, noticed and held on the 10th day of March, 1997 and finalized on July 29, 1997 after several adjournments of less than 30 days each.


               2. The number of shares of the Corporation outstanding at the time of such adoption and the number of shares entitled to vote thereon was NINE MILLION, ONE HUNDRED SEVENTY-SIX THOUSAND FIVE
          HUNDRED FIFTY-FOUR (9,176,554) shares of common stock (the "Common Stock"). The holders of FIVE MILION, THIRTY-NINE THOUSAND, NINE HUNDRED THIRTY-FOUR (5,039,934) shares of Common Stock were present at the meeting in person or by proxy and each of the amendments set forth herein was approved by the holders of a majority of the Corporation's issued and outstanding shares of Common Stock.


               3. The effective date and time of the Certificate of Amendment shall be 5 p.m. EST on April 2, 1999.


               4. Article Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as follows:


                                 ARTICLE FOURTH
                               AUTHORIZED CAPITAL


               The Corporation shall be authorized to issue a total of Thirty Million (30,000,000) shares of capital stock which shall be subdivided into classes as follows:


               (a) Twenty-five Million (25,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $.004 per share, and have the rights, powers and preferences set forth in this paragraph. The Holders of Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors. No dividends may be paid with respect to Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the certificate or certificates of designation relating to such Preferred Stock. The holders of Common Stock shall share ratably, with all other classes of common equity, in any assets of the Corporation that are available for distribution to the holders of common equity securities of the Corporation upon the dissolution or liquidation of the Corporation. The holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders. Effective at 5:00 p.m. EST on April 2, 1999, and without any further action by the holders the Common Stock of the Corporation, the NINE MILLION, ONE HUNDRED SEVENTY-SIX THOUSAND FIVE HUNDRED FIFTY-FOUR (9,176,554) issued and outstanding shares of the Corporation's Common Stock shall be consolidated or "reverse split" in the ratio of one (1) new share for every thirty and 5885/10,000 (30.5885) shares currently held by a stockholder. No fractional shares shall be issued in connection with the reverse split and all calculations that would result in the issuance of a fractional share shall be rounded up to the nearest whole number.


               (b) Five Million (5,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $.004 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.


               BIO-RESPONSE, Inc. has caused this Corrected Certificate of Amendment to be signed by its authorized officer this 25th day of October, 1999.


                                          BIO-RESPONSE, INC.



                                          By:            /s/
                                                  -----------------------
                                          Name:   Sally A. Fonner
                                          Title:  President